Exhibit 8.4

CLIFFORD CHANCE US LLP 31 WEST 52ND STREET NEW YORK, NY 10019-6131
TEL +1 212 878 8000
FAX +1 212 878 8375

www.cliffordchance.com

April 25, 2022

W. P. Carey Inc.
One Manhattan West
395 9th Avenue, 58th Floor
New York, New York 10001

CPA18 Merger Sub LLC
One Manhattan West
395 9th Avenue, 58th Floor
New York, New York 10001

Re:                           REIT Qualification of Corporate Property Associates 18 – Global Incorporated

Ladies and Gentlemen:

We have acted as counsel to Corporate Property Associates 18 – Global Incorporated, a Maryland corporation ("CPA:18 – Global"), in connection with an Agreement and Plan of Merger, dated as of February 27, 2022 (the "Merger Agreement"), by and among CPA:18 – Global, W. P. Carey Inc., a Maryland corporation and the ultimate parent of the external manager of CPA:18 – Global ("W. P. Carey"), CPA18 Merger Sub LLC, a Maryland limited liability company and an indirect wholly-owned subsidiary of W. P. Carey ("Merger Sub"), and, for the limited purposes therein, Carey Asset Management Corp. ("CAM"), W. P. Carey & Co. B.V., WPC-CPA:18 Holdings, LLC, and CPA®:18 Limited Partnership ("CPA:18 LP"), as described in a Registration Statement on Form S-4, File No. 333-264120, and the related proxy statement/prospectus filed by W. P. Carey with the U.S. Securities and Exchange Commission on April 4, 2022 (as amended, the "Registration Statement"). As contemplated in the Merger Agreement, CPA:18 – Global will merge with and into Merger Sub, with Merger Sub surviving the merger as a direct wholly-owned subsidiary of WPC Holdco LLC, a direct wholly-owned subsidiary of W. P. Carey (the "Merger").

This opinion is being provided to you pursuant to Section 5.2(d) of the Merger Agreement. Capitalized terms not otherwise defined herein shall have the meanings given in the Merger Agreement.

In rendering the opinion expressed herein, we have examined and relied on the following items:

1.the Articles of Amendment and Restatement of CPA:18 – Global;
2.the bylaws of CPA:18 – Global;
3.a Certificate of Representations (the "Certificate of Representations") dated as of the date hereof, provided to us by CPA:18 – Global, CAM, and CPA:18 LP;
4.the Registration Statement;

5.the private letter ruling request filed pursuant to Treasury Regulation Section 301.9100-3 on behalf of certain indirect subsidiaries of the CPA:18 – Global, dated as of April 20, 2022 (the "Ruling Request"); and
6.such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents and have not been subsequently amended, (ii) the signatures of each original document are genuine, (iii) all representations and statements set forth in such documents are true and correct, (iv) all obligations imposed by any such documents on the parties thereto have been performed or satisfied in accordance with their terms, and (v) CPA:18 – Global has at all times continued to operate in accordance with the method of operation described in its organizational documents, the Registration Statement and the Certificate of Representations. As of the date hereof, we are not aware of any facts inconsistent with the statements in the Registration Statement or the Certificate of Representations.

For purposes of rendering the opinion stated below, we have also assumed, with your consent, (i) the accuracy of the representations contained in the Certificate of Representations, and that each representation contained in such Certificate of Representations that is qualified as to the best of the knowledge or intent with respect to future actions of CPA:18 – Global, CAM, and/or CPA:18 LP is accurate and complete without regard to such qualification; (ii) each of the following entities will be granted an extension of time to file, and will properly and timely file, an election to be treated as disregarded as an entity separate from its sole owner for U.S. federal income tax purposes effective as of the date specified in the Ruling Request: (a) Pildrax Invest, S.L., (b) Global Elephas S.L., (c) Global Ossian S.L., (d) Resifiture S.L., (e) Tegdar Invest S.L. and (f) Global Windu S.L.; (iii) Landsberger Straβe 68-76 Grundstücks GmbH will be granted an extension of time to file, and will properly and timely file, an election to be treated as a partnership for U.S. federal income tax purposes effective from the date specified in the Ruling Request; and (iv) no action has been taken by CPA:18 – Global during the period prior to its taxable year ended December 31, 2018 or will be taken by CPA:18 – Global after the date hereof that is inconsistent with CPA:18 – Global’s qualification as a REIT under the Internal Revenue Code of 1986, as amended (the "Code").

Based upon, subject to, and limited by the assumptions and qualifications set forth herein and in the Registration Statement, we are of the opinion that commencing with its taxable year ended December 31, 2018 CPA:18 – Global has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its current and proposed method of operation as set forth in the Certificate of Representations will enable it to continue to so qualify through the Closing Date.

The opinion set forth in this letter is based on relevant provisions of the Code, Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service ("IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

The opinion set forth above represents our conclusion based upon the documents, facts, representations and assumptions referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinion referred to herein. Moreover, CPA:18 – Global’s qualification as a REIT depends upon its ability to meet, for each taxable year, through actual annual operating results, requirements under the Code regarding its gross income, assets, distributions and diversity of stock ownership. We have not undertaken to review CPA:18 – Global’s compliance with these requirements. Accordingly, no assurance can be given that the actual results of CPA:18 – Global’s operations for any single taxable year have satisfied the tests necessary to qualify as a REIT under the Code. In addition, the opinion set forth above does not foreclose the possibility that CPA:18 – Global may have to pay a deficiency dividend, or an excise or penalty tax, which could be significant in amount, in order to maintain its REIT qualification. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter, the Registration Statement, or the Certificate of Representations.

The opinion set forth in this letter is: (i) limited to those matters expressly covered and no opinion is expressed in respect of any other matter; (ii) as of the date hereof; and (iii) rendered by us at the request of CPA:18 – Global. DLA Piper LLP (US) may rely on this opinion solely to the limited extent set forth in the Merger Agreement. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP

Clifford Chance US LLP